Exhibit 21

AÉROPOSTALE, INC.
SUBSIDIARIES OF REGISTRANT
AS OF FEBRUARY 2, 2008

Place of Incorporation
Name of Subsidiary	or Formation

Aéropostale West, Inc.	Delaware
Jimmy’Z Surf Co., Inc.	Delaware
Aéropostale Canada, Inc.	Canada
Aero GC Management LLC	Virginia
Aéropostale Puerto Rico, Inc.	Puerto Rico

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